Exhibit 5.1

Norton Rose Fulbright Canada LLP
222 Bay Street, Suite 3000, P.O. Box 53
Toronto, Ontario M5K 1E7 Canada

F: +1 416.903.9120
nortonrosefulbright.com

September 26, 2024

Sent By E-mail

Grafiti Holding Inc.

Suite 1800, 510 West Georgia Street

Vancouver, British Columbia, V6B 0M3, Canada

Dear Sirs/Mesdames:

Re:	Registration Statement of Grafiti Holding Inc. on Form S-1

We have acted as Canadian counsel to Grafiti Holding Inc. (the Corporation),  a British Columbia corporation, in connection with its filing of a registration statement on Form S-1 (the Registration Statement) filed by the Corporation under the United States Securities Act of 1933, as amended (the Securities Act), relating to the offer and resale of up to an aggregate of 1,015,383 common shares in the capital of the Corporation (the Shares). We have been requested by the Company to render this opinion in connection with the filing of the Registration Statement.

In connection with the foregoing and for the purpose of the opinions hereinafter expressed, we have examined originals, photocopies, certified copies or facsimiles of such public and corporate records, certificates, instruments and various other documents and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.

Without limiting the generality of the foregoing, we have reviewed and relied on the following documents:

(a)	the Registration Statement;

(b)	resolutions of the Corporation’s sole director authorizing, among other things, the issuance of 1,015,383 stock options (the Options) to purchase the Shares and, upon exercise of the stock options in accordance with the Stock Option Agreements (as defined below), the issuance of the Shares underlying such Options;

(c)	a stock option agreement between the Corporation and each of the holders of the Options (each, a Stock Option Agreement); and

(d)	a Certificate of Good Standing dated September 26, 2024 issued by the Registrar of Companies of British Columbia.

We have also examined originals or copies, certified or identified to our satisfaction, of the articles of the Corporation. In rendering the opinions herein, we have relied only upon our examination of the foregoing documents and certificates, and we have made no further or other examinations or investigations, and we have made no independent verification or check of the factual matters set forth in such documents or certificates.

In examining all documents and in providing our opinions below we have assumed that all individuals had the requisite legal capacity; all signatures are genuine; all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals; all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are current, complete, true and accurate, and remain current, complete, true and accurate as of the date hereof; all facts set forth in the certificates and documents supplied by the officers of the Corporation are current, true and accurate and remain current, true and accurate as of the date hereof; and each of the parties or signatories to any agreement, instrument, certificate or document, other than the Corporation, is incorporated and validly subsisting (except for the individuals), has the necessary power, capacity and authority to execute, deliver and perform its obligations under each such agreement, instrument, certificate or document, has taken all necessary actions to authorize the execution, delivery and performance by it of each such agreement, instrument, certificate or document, and has duly executed and delivered such agreement, instrument, certificate or document; such agreement, instrument, certificate or document constitutes legal, valid and binding obligations of such parties or signatories enforceable against them in accordance with its terms; that the full amount of the consideration for the Options has been received by the Corporation in accordance with the Stock Option Agreements; that, at the time of any distribution or trade in securities herein referred to, no effective order, ruling or decision issued or granted by a securities commission, court of competent jurisdiction, regulatory or administrative body having jurisdiction is in effect that has the effect of restricting or preventing any such distribution or trade or affecting any person, other than the Corporation, who engages in such distribution or trade.

The opinions, hereinafter expressed are limited to matters governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares have been authorized and validly issued and are fully paid and non-assessable.

We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the United States Securities and Exchange Commission promulgated thereunder.

This opinion is given as of the date hereof and we disclaim any obligation or undertaking to advise you of any change in law or fact affecting or bearing upon this opinion occurring after the date hereof which come, or are brought, to our attention. We assume no obligation to update this opinion.

This opinion is provided solely for the benefit of the addressee of this opinion in connection with the transaction described herein. This opinion may not be relied upon or disclosed to anyone else or used for any other purpose without our prior written consent.

Yours very truly,

/s/ Norton Rose Fulbright Canada LLP

Norton Rose Fulbright Canada LLP